Exhibit 99


                              Kellogg Company News

                     For release:          July 28, 2003
                     Media Contact:        Wendy A. Lyon  (269) 961-3799
                     Analyst Contact:      John P. Renwick, CFA  (269) 961-6365



                 KELLOGG EXCEEDS EXPECTATIONS IN SECOND QUARTER


         BATTLE CREEK, Mich. - Kellogg Company (NYSE: K) today reported that its earnings exceeded expectations in its second quarter 2003, driven by strong sales growth across the Company.

         Reported net earnings were $203.9 million, or $0.50 per diluted share, compared to the year-ago period's $173.8 million, or $0.42 per share. This represents earnings per share growth of 19% year-over-year. Through the first six months, reported net earnings were $367.8 million, or $0.90 per share, compared to year-earlier earnings of $326.4 million, or $0.79 per share. Excluding $0.02 of favorable legal settlements in 2002's first quarter, EPS growth during the first half of 2003 was 17%. EPS gains in both the quarter and the six-month period came against double-digit increases a year ago.

         "We enter the second half of 2003 with solid top-line growth momentum, increasing profitability, substantial reinvestment in brand-building and productivity, and improving financial flexibility," said Carlos Gutierrez, Kellogg's chairman and chief executive officer. "Because of our strong momentum, we can now turn our sights in the second half to more reinvestment for future growth."

         Net sales in the second quarter increased by 5.8%, to $2.25 billion. Foreign currency translation contributed 3.1 percentage points to the sales growth, partially offset by an adverse 0.8 percentage-point impact of two small divestitures over the previous twelve months. Excluding this currency translation and these divestitures, Kellogg's internal sales growth was a solid 3.5%, which came against a strong year-earlier internal growth rate of 4.2%.

         Kellogg's sales growth was broad-based. Internal net sales for Kellogg USA increased by more than 2%. U.S. Cereal sales were up 3%, despite comparing against a strong 6% gain in the year-ago period. Once again, this growth was driven by new products and strong consumer promotions. Despite continued softness in cookies sales, the elimination of numerous products (stock-keeping units), and the discontinuation of a major custom-manufacturing account, U.S. Snacks recorded a 1% internal net sales gain in the quarter, which excludes the aforementioned divestitures. A return to innovation and consumer promotions drove solid gains in key brands across the portfolio, and led to sales and category share gains in wholesome snacks and crackers. Collectively, all other U.S. businesses posted 3% internal net sales growth in the quarter, with increases in each: Food away from home, Eggo frozen waffles, Morningstar Farms veggie foods, and Pop-Tarts toaster pastries.

         Kellogg International posted nearly a 15% increase in net sales, or 5% in local currencies, driven by the implementation of Volume to Value and its focus on new products and favorable mix. In Europe, the Company recorded currency-adjusted sales growth of more than 4%, as innovation and brand-building continued to lift sales in key markets. Notable was the U.K., which experienced strong sales growth and category share gains in both cereal and snacks. Kellogg's Latin American business grew almost 9% in local currencies, led by Mexico's strong growth in cereal and in snacks. All other segments of Kellogg International collectively posted local-currency sales growth of about 5%, driven by cereal and snacks growth in Canada and Australia.

     "Our sales growth was again solid and all of our major businesses are contributing to this momentum," commented Mr. Gutierrez. "Volume to Value is working. Our line-up of new products, advertising, and consumer promotions is stronger than ever, and we continue to improve our execution. This should allow us to continue to grow cereal and expand snacks, and we are already looking to other growth opportunities in categories or segments that are close to ours and that can leverage our strong brands. Several such launches are slated for the second half, including Krave energy snack bars, Eggo syrups and toaster sticks, and Nutri-Grain granola bars."

         Operating profit in the quarter increased by 11%, to $414 million, driven once again by sales growth and cost control, as well as favorable currency translation. Gross margin declined slightly because of a write-off of certain production assets in U.S. Snacks, related to our ongoing efforts to improve productivity. However, higher commodity, benefits, and energy costs were effectively offset by operating leverage, productivity initiatives, sales mix, and modest price increases taken earlier this year. This underlying profitability was used to invest in brand-building, with advertising and consumer promotion increasing at a rate that was well in excess of net sales growth.

         "The growth in our earnings was excellent, and so was its quality. By improving our profitability, we were able to reinvest in our brands and even absorb up-front expenses related to cost-savings programs," Mr. Gutierrez said. "This reinvestment is the key to sustaining our momentum, and we anticipate even more in the second half of the year."

         Cash flow, defined as cash from operating activities less capital expenditures, was $234 million in the quarter, which was up modestly year-over-year and brought year-to-date cash flow to $392 million. Once again, the quarter featured improved working capital efficiency and discipline on capital expenditure. While still down from an unusually strong year-ago level, cash flow remains ahead of internal expectations.

         Mr. Gutierrez said, "Reflecting our Manage for Cash principle, we continue to improve upon already impressive progress on working capital, and our cash flow continues to improve the Company's financial flexibility."

                 Kellogg Endorses Upper End of its 2003 Guidance

         Citing its strong first-half performance, Kellogg moved its 2003 earnings per share guidance from $1.86-1.90 toward the upper end of that range, or $1.88-1.90. The Company's strong momentum, coupled with favorable currency translation, should give it the flexibility in the second half of 2003 to accelerate investment in brand-building and to absorb up-front expenses related to launching various cost-savings initiatives.

         Mr. Gutierrez concluded, "In the first half, our solid momentum flowed through to our earnings per share, reinforcing a front-loaded plan that should give share owners confidence in our full-year guidance. In the second half, we expect this momentum to continue, but we intend to reinvest more in our business
- both in the form of brand-building and cost-savings initiatives - to provide us with better visibility into 2004 and our target of high single-digit EPS growth. The result should be strong 2003 performance that is consistent with our long-term growth targets, and a head start toward sustaining dependable financial performance in the future."

                              About Kellogg Company
With 2002 sales of $8.3 billion, Kellogg Company is the world's leading producer of cereal and a leading manufacturer of convenience foods such as cereal bars, frozen waffles, toaster pastries, cookies, and crackers. The Company also produces natural and vegetarian foods. Founded in 1906 and dedicated to providing nutritious, good-tasting foods, Kellogg has manufacturing facilities in 18 countries and its products are sold in more than 180 countries. Kellogg brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Nutri-Grain, Cheez-It, Morningstar Farms, and Kashi. For more information, or for any non-GAAP financial information provided in response to questions asked during today's conference call, please visit Kellogg's web site at www.kelloggcompany.com.

                     Forward-Looking Statements Disclosure
         This news release contains forward-looking statements related to business performance, cash flow, costs, sales, brand-building, productivity, momentum, profitability, earnings, financial flexibility, and growth. Actual performance may differ materially from these statements due to factors related to the Keebler acquisition, including integration problems, failures to achieve synergies, unanticipated liabilities, and the substantial amount of indebtedness incurred to finance the acquisition (which could, among other things, hinder the Company's ability to adjust rapidly, make the Company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; pricing and promotional spending; the effectiveness of marketing spending and programs; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying amount of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency translations or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.

Kellogg Company and Subsidiaries
CONSOLIDATED EARNINGS
(millions, except per share data)

====================================================================================================================================
                                            Quarter ended           Quarter ended              Year-to-date             Year-to-date
                                               June 28,               June 29,                    June 28,                June 29,
(Results are unaudited)                          2003                   2002                        2003                    2002
====================================================================================================================================

Net sales                                         $2,247.4                $2,125.1                 $4,394.9                $4,186.9

Cost of goods sold                                 1,232.1                 1,161.5                  2,463.2                 2,338.7
Selling and administrative expense                   601.2                   591.2                  1,170.2                 1,148.7

Operating profit                                     414.1                   372.4                    761.5                   699.5

Interest expense                                      89.5                    96.9                    181.5                   195.0
Other income (expense), net                           (6.1)                    2.0                     (5.4)                   16.4
                                            -------------------------------------------      ---------------------------------------

Earnings before income taxes                         318.5                   277.5                    574.6                   520.9
Income taxes                                         114.6                   103.7                    206.8                   194.5
                                            -------------------------------------------      --------------------    ---------------
Net earnings                                        $203.9                  $173.8                   $367.8                  $326.4
                                            ===========================================      ====================    ===============

Net earnings per share:
      Basic                                           $.50                    $.42                     $.90                    $.80
      Diluted                                         $.50                    $.42                     $.90                    $.79

Dividends per share                                 $.2525                  $.2525                   $.5050                  $.5050
                                            ===========================================      ====================    ===============

Average shares outstanding:
      Basic                                          406.9                   409.2                    407.3                   408.1
                                            ===================    ====================      ====================    ===============
      Diluted                                        409.2                   412.6                    409.3                   410.9
                                            ===========================================      ====================    ===============

Actual shares outstanding at period end                                                               408.0                   410.1
                                                                                             ====================    ===============

====================================================================================================================================

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales. Other income (expense), net, for the year-to-date period ended June 29, 2002, includes a $16.5 credit ($10.2 after tax or $.02 per share), related to favorable legal settlements.

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)
====================================================================================================================================
                                           Quarter ended           Quarter ended              Year-to-date            Year-to-date
                                                                                              period ended            period ended
                                             June 28,                June 29,                    June 28,                June 29,
(Results are unaudited)                        2003                    2002                        2003                    2002
====================================================================================================================================
Net sales
     United States                               $1,416.2                $1,399.4                  $2,852.1                $2,826.2
     Europe                                         462.9                   382.7                     857.4                   708.5
     Latin America                                  166.3                   169.6                     306.0                   320.1
     All other operating segments*                  202.0                   173.4                     379.4                   332.1
     Corporate                                          -                       -                         -                       -
                                          ----------------------------------------          ----------------------------------------
     Consolidated                                $2,247.4                $2,125.1                  $4,394.9                $4,186.9
                                          ========================================          ========================================

------------------------------------------------------------------------------------------------------------------------------------

Segment operating profit
     United States                                 $267.9                  $262.9                    $508.2                  $505.0
     Europe                                          82.5                    67.2                     140.8                   112.7
     Latin America                                   46.5                    47.0                      86.1                    84.2
     All other operating segments*                   36.9                    20.8                      72.7                    41.0
     Corporate                                      (19.7)                  (25.5)                    (46.3)                  (43.4)
                                          ----------------------------------------          ----------------------------------------
     Consolidated                                  $414.1                  $372.4                    $761.5                  $699.5
                                          ========================================          ========================================

*    Includes Canada, Australia, and Asia.

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
===========================================================================================================================
(millions)                                                        Year-to-date                  Year-to-date
                                                                  period ended                  period ended
 (unaudited)                                                      June 28, 2003                 June 29, 2002
===========================================================================================================================
Operating activities
Net earnings                                                            $367.8                           $326.4
Adjustments to reconcile net earnings to
operating cash flows:
  Depreciation and amortization                                          183.7                            169.8
  Deferred income taxes                                                   37.9                              0.5
  Other                                                                   47.6                              4.2
Postretirement benefit plan contributions                                (59.3)                           (42.7)
Changes in operating assets and liabilities                             (117.3)                           105.5
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                460.4                            563.7
---------------------------------------------------------------------------------------------------------------------------

Investing activities
Additions to properties                                                  (68.5)                           (85.6)
Acquisitions of businesses                                                   -                             (2.2)
Dispositions of businesses                                                14.0                             65.1
Other                                                                      6.5                             (1.2)
---------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                    (48.0)                           (23.9)
---------------------------------------------------------------------------------------------------------------------------

Financing activities
Net issuances (reductions) of notes payable                               63.7                           (401.9)
Issuances of long-term debt                                              498.1                                -
Reductions of long-term debt                                            (708.2)                           (49.3)
Net issuances of common stock                                             58.0                             81.5
Common stock repurchases                                                 (62.0)                            (0.4)
Cash dividends                                                          (205.6)                          (206.2)
Other                                                                     (2.5)                               -
---------------------------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                   (358.5)                          (576.3)
---------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                    6.2                              1.0
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                          60.1                            (35.5)
Cash and cash equivalents at beginning of period                         100.6                            231.8
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                              $160.7                           $196.3
===========================================================================================================================


===========================================================================================================================
Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*                $391.9                           $478.1
===========================================================================================================================

* We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
====================================================================================================================================
(millions, except per share data)                                                June 28,                      December 28,
                                                                                   2003                            2002
                                                                                (unaudited)                         *
====================================================================================================================================
Current assets
Cash and cash equivalents                                                                $160.7                          $100.6
Accounts receivable, net                                                                  829.1                           741.0
Inventories:
    Raw materials and supplies                                                            183.0                           172.2
    Finished goods and materials in process                                               406.9                           431.0
Other current assets                                                                      301.9                           318.6
------------------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                    1,881.6                         1,763.4
Property, net of accumulated depreciation
  of $3,256.2 and $3,012.4                                                              2,761.9                         2,840.2
Goodwill                                                                                3,102.6                         3,106.6
Other intangibles, net of accumulated amortization
  of $21.3 and $20.6                                                                    2,026.0                         2,026.0
Other assets                                                                              491.0                           483.1
------------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                          $10,263.1                       $10,219.3
====================================================================================================================================
Current liabilities
Current maturities of long-term debt                                                     $577.3                          $776.4
Notes payable                                                                             484.6                           420.9
Accounts payable                                                                          605.1                           619.0
Accrued advertising and promotion                                                         360.1                           309.0
Other current liabilities                                                                 803.9                           889.6
------------------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                               2,831.0                         3,014.9

Long-term debt                                                                          4,518.6                         4,519.4
Deferred income taxes                                                                     999.8                           986.4
Pension benefits                                                                          347.7                           334.5
Nonpension postretirement benefits                                                        344.5                           329.6
Other liabilities                                                                         139.2                           139.4

Shareholders' equity
Common stock, $.25 par value                                                              103.8                           103.8
Capital in excess of par value                                                             29.7                            49.9
Retained earnings                                                                       2,035.2                         1,873.0
Treasury stock, at cost                                                                  (261.9)                         (278.2)
Accumulated other comprehensive income (loss)                                            (824.5)                         (853.4)
------------------------------------------------------------------------------------------------------------------------------------

Total shareholders' equity                                                              1,082.3                           895.1
------------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                            $10,263.1                       $10,219.3
====================================================================================================================================

* Condensed from audited financial statements.